Exhibit 3.34

LIMITED LIABILITY COMPANY AGREEMENT

OF

NOBLE-MET LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of Noble-Met LLC (the “Agreement”) is dated as of June 30, 2006.

Recitals

A. Articles of Organization, dated June 30, 2006 (the “Articles”), have been filed to form a limited liability company under the name Noble-Met LLC (the “LLC”) pursuant to and in accordance with the Virginia Limited Liability Company Act, as amended (Chapter 12 of Title 13.1 of the Code of Virginia) (the “Act”).

B. Accellent LLC is the sole member of the LLC (the “Member”).

C. By executing this Agreement, the Member hereby (i) ratifies the formation of the LLC and the filing of the Articles, (ii) continues the existence of the LLC, and (iii) adopts this Agreement to set forth the terms governing the affairs of the LLC and the conduct of its business.

Terms of Agreement

1. Name. The name of the LLC is Noble-Met LLC. The Member may change the name of the LLC from time to time.

2. Purpose and Powers. The purpose of the LLC is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The LLC shall have all power necessary or convenient for the conduct, promotion, or attainment of such acts and activities.

3. Registered Office and Agent. The address of the LLC’s registered office in the Commonwealth of Virginia is 4701 Cox Road, Suite 301, Glen Allen, Virginia, 23060-6802. The name of the LLC’s registered agent at such address is Commonwealth Legal Services Corporation.

4. Member. Accellent LLC is the sole member of the LLC. The Member’s address is 200 West 7th Avenue, Collegeville Pennsylvania, 19426.

5. Management by Manager. Responsibility for the management of the business and affairs of the LLC shall be vested in an individual appointed by the Member to serve as the LLC’s “Manager” (the “Manager”). The Manager shall be vested with the full authority of a “manager” under the Act. Without limiting the Manager’s authority under the preceding sentence, the Manager (acting on behalf of the LLC) shall have all right, power, and authority to manage, operate, and control the business and affairs of the LLC and to do or cause to be done any and all acts, at the expense of the LLC, deemed by the Manager to be necessary or appropriate to effectuate the purposes of the LLC. The Member may remove and replace the Manager at any time and from time to time by providing written notice of such removal and replacement to the Manager. The Manager may appoint one or more officers of the LLC, who shall serve the LLC as directed by the Manager, and may delegate all or any of his management authority to such officers. Only the Member, the Manager, and authorized officers and/or agents of the LLC (to the extent of the authority expressly granted them by the Manager) shall have the authority to bind the LLC. The Member hereby appoints Ron Sparks as the initial Manager of the LLC.

6. Term. The LLC shall dissolve, and its affairs shall be wound up at the election of the Member or upon the occurrence of an event of dissolution under the Act; provided, that upon the occurrence of an event of dissolution under the Act, the Member may elect to continue the LLC to the extent permitted under the Act.

7. Capital Contributions. Concurrent with the execution of this Agreement, the Member has made an initial contribution to the capital of the LLC. Except to the extent required under the Act, the Member shall not be required to make any additional contributions to the capital of the LLC.

8. Limitation on Liability; Indemnification. Except as otherwise provided in the Act, the debts, obligations, and liabilities of the LLC, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the LLC. None of the Member, the Manager, and any officers, employees, and agents of the LLC or the Member shall be obligated personally for any debt, obligation, or liability of the LLC solely by reason of his, her, or its status as such Member, Manager, officer, employee, or agent. The failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Member, the Manager, or the officers, employees, and agents of the LLC or its Member for liabilities of the LLC. The LLC shall indemnify and hold harmless the Member, the Manager, and any officers, employees and agents of the LLC or the Member (individually, in each case, an “Indemnitee”), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the LLC, regardless of whether the Indemnitee continues to be the Member, the Manager, or officer, employee, or agent, at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for any breach of the Indemnitee’s duty of loyalty to the LLC or the Member or (ii) for acts or omissions which involve intentional misconduct, gross negligence, or a knowing violation of law.

9. Distributions. The Manager from time to time shall determine the amount of cash and other property of the LLC that is not reasonably necessary for the operation of the

LLC and is available for distribution to the Member and shall cause the LLC to distribute such cash and property to the Member, subject to the Act.

10. Assignment of Interest. The Member from time to time may assign or transfer all or any part of its interest in the LLC, including granting security interests in such interest.

11. Winding Up and Distribution Upon Dissolution. Upon dissolution of the LLC, the Manager shall wind up the business and affairs of the LLC, and shall cause all property and assets of the LLC to be distributed as follows:

(i) first, all of the LLC’s debts, liabilities, and obligations, including any loans or advances from the Member, shall be paid in full or reserves therefor shall be set aside; and

(ii) any remaining assets shall be distributed to the Member.

12. Amendments. The Member at any time and from time to time may amend this Agreement by executing a written amendment.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof), including without limitation the Act.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Member has duly executed this Limited Liability Company Agreement as of the date first set forth above.

ACCELLENT LLC

/s/ Ron Sparks
By:	Ron Sparks
Title:	President and Chief Executive Officer